-----------
  FORM 4
-----------
                                          STATEMENT OF
                                 CHANGES IN BENEFICIAL OWNERSHIP

1.   Name and Address of Reporting Person*
     ----------------- -------------------------------------------------------------------------------
     (Last)             ARASKOG
     ----------------- -------------------------------------------------------------------------------
     (First)            RAND
     ----------------- -------------------------------------------------------------------------------
     (Middle)           V.
     ----------------- -------------------------------------------------------------------------------
     (Street)           125 Worth Ave., Ste 300
     ----------------- -------------------------------------------------------------------------------
     (City)             Palm Beach
     ----------------- -------------------------------------------------------------------------------
     (State)            FL
     ----------------- -------------------------------------------------------------------------------
     (Zip)              33480
     ----------------- -------------------------------------------------------------------------------

2.   Issuer Name and Ticker or Trading Symbol
     ------------------------------------- -----------------------------------------------------------
     (Issuer Name)                          ITT Educational Services, Inc.
     ------------------------------------- -----------------------------------------------------------
     (Ticker or Trading Symbol)             ESI
     ------------------------------------- -----------------------------------------------------------

3.   I.R.S. or Social Security Number of Reporting Person (Voluntary)
     ---------------------- --------------------------------------------------------------------------
     (I.D. Number)
     ---------------------- --------------------------------------------------------------------------

4.   Statement for Month/Year
     --------------- ---------------------------------------------------------------------------------
     (Month)          January
     --------------- ---------------------------------------------------------------------------------
     (Year)           2001
     --------------- ---------------------------------------------------------------------------------

5.   If Amendment, Date of Original (Month/Day/Year)
     -------------- ----------------------------------------------------------------------------------
     (Month)
     -------------- ----------------------------------------------------------------------------------
     (Day)
     -------------- ----------------------------------------------------------------------------------
     (Year)
     -------------- ----------------------------------------------------------------------------------

6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)
        X
     ------- ------------------------------------- ---------------------------------------------------
       /X/   (Director)
     ------- ------------------------------------- ---------------------------------------------------
       / /   (Officer, Include title)
     ------- ------------------------------------- ---------------------------------------------------
       / /   (10% Owner)
     ------- ------------------------------------- ---------------------------------------------------
       / /   (Other, specify)
     ------- ------------------------------------- ---------------------------------------------------

7.   Individual or Joint/Group Filing (Check Applicable Line)
        X
     ------- -----------------------------------------------------------------------------------------
       /X/   Form filed by One Reporting Person
     ------- -----------------------------------------------------------------------------------------
       / /   Form filed by More than One Reporting Person
     ------- -----------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
                    TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
1.Title of Security       2.Transac-  3. Transaction   4. Securities Acquired (A)  5. Amount of   6. Owner-     7. Nature of
(Instr.3)                 tion Date   Code (Instr.8)   or Disposed of (D)          Securities     ship Form:    Indirect
                          (Month/                      (Instr. 3, 4, and 5)        Beneficially   Direct (D)    Beneficial
                          Day/Year)   -------------------------------------------- Owned at End   or Indirect   Ownership
                                      Code       V     Amount    (A) or   Price    of Month       (I)(Instr.4)  (Instr.4)
                                                                 (D)               (Instr. 3 & 4)
--------------------------------------------------------------------------------------------------------------------------------
Common                     1/1/01      A        V       409       A        $22.00   241,503        D
                                                        shares                      shares
------------------------- ----------- -------- ------- --------- -------- -------- -------------- ------------- ----------------

------------------------- ----------- -------- ------- --------- -------- -------- -------------- ------------- ----------------

------------------------- ----------- -------- ------- --------- -------- -------- -------------- ------------- ----------------

------------------------- ----------- -------- ------- --------- -------- -------- -------------- ------------- ----------------

------------------------- ----------- -------- ------- --------- -------- -------- -------------- ------------- ----------------

------------------------- ----------- -------- ------- --------- -------- -------- -------------- ------------- ----------------

------------------------- ----------- -------- ------- --------- -------- -------- -------------- ------------- ----------------


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, SEE Instructions 4(b)(v).

----------------------
  FORM 4 (CONTINUED)
----------------------

---------------------------------------------------------------------------------------------------------------------------------
                       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED
                             (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
1. Title of   2. Conversion  3. Transaction   4. Transaction   5. Number of Derivative Securities     6. Date Exercisable and
Derivative    or Exercise    Date             Code (Instr.8)   Acquired (A) or Disposed of (D)        Expiration Date
Security      Price of       (Month/Day/Year)                  (Instr.3,4, and 5)                     (Month/Day/Year)
(Instr.3)     Derivative
              Security
                                              -----------------------------------------------------------------------------------
                                              Code       V     (A)                           (D)      Date             Expiration
                                                                                                      Exercisable      Date
---------------------------------------------------------------------------------------------------------------------------------
------------- -------------- ---------------- -------- ------- ----------------------------- -------- ---------------- ----------

------------- -------------- ---------------- -------- ------- ----------------------------- -------- ---------------- ----------

------------- -------------- ---------------- -------- ------- ----------------------------- -------- ---------------- ----------

------------- -------------- ---------------- -------- ------- ----------------------------- -------- ---------------- ----------

------------- -------------- ---------------- -------- ------- ----------------------------- -------- ---------------- ----------

------------- -------------- ---------------- -------- ------- ----------------------------- -------- ---------------- ----------

------------- -------------- ---------------- -------- ------- ----------------------------- -------- ---------------- ----------

------------- -------------- ---------------- -------- ------- ----------------------------- -------- ---------------- ----------

------------- -------------- ---------------- -------- ------- ----------------------------- -------- ---------------- ----------

------------- -------------- ---------------- -------- ------- ----------------------------- -------- ---------------- ----------

------------- -------------- ---------------- -------- ------- ----------------------------- -------- ---------------- ----------

---------------------------------------------------------------------------------------------------------------------------------
                     TABLE II CONTINUED - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED
                                (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
7. Title and Amount of Underlying       8. Price of       9.Number of             10. Ownership Form   11. Nature of Indirect
Securities (Instr.3 and 4)              Derivative        Derivative Securities   of Derivative        Beneficial Ownership
                                        Security          Beneficially Owned at   Security: Direct     (Instr.4)
--------------------------------------- (Instr.5)         End of Month (Instr.4)  (D) or Indirect
Title                   Amount or                                                 (I) (Instr.4)
                        Number of
                        Shares
---------------------------------------------------------------------------------------------------------------------------------
----------------------- --------------- ----------------- ----------------------- -------------------- --------------------------

----------------------- --------------- ----------------- ----------------------- -------------------- --------------------------

----------------------- --------------- ----------------- ----------------------- -------------------- --------------------------

----------------------- --------------- ----------------- ----------------------- -------------------- --------------------------

----------------------- --------------- ----------------- ----------------------- -------------------- --------------------------

----------------------- --------------- ----------------- ----------------------- -------------------- --------------------------

----------------------- --------------- ----------------- ----------------------- -------------------- --------------------------

----------------------- --------------- ----------------- ----------------------- -------------------- --------------------------

----------------------- --------------- ----------------- ----------------------- -------------------- --------------------------

----------------------- --------------- ----------------- ----------------------- -------------------- --------------------------

----------------------- --------------- ----------------- ----------------------- -------------------- --------------------------

Explanation of Responses:

                                                                          /s/ Rand V. Araskog                      2/1/01
**Intentional misstatements or omissions of facts constitute Federal    -----------------------------------  -------------------
Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a.).           **Signature of Reporting Person           Date

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instructions 6 for procedure.

Potential persons who are to respond to the collection of information
Contained in this form are not required to respond unless the form displays a currently valid OMB Number.

---------------------------------------------------------------------------------------------------------------------------------
              To view the actual filing form and general Instructions go to: www.sec.gov/smbus/forms/form4.htm
---------------------------------------------------------------------------------------------------------------------------------

                                                                     Page 2 of 2